                                                                   EXHIBIT 11.1

             D.R. HORTON, INC. AND CONTINENTAL HOMES HOLDING CORP.

        COMPUTATION OF NET INCOME PER SHARE FROM CONTINUING OPERATIONS

             (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                 PRO FORMA COMBINED
                                       ----------------------------------------
                                          FISCAL YEARS        THREE MONTHS
                                       ENDED SEPTEMBER 30, ENDED DECEMBER 31,
                                       ------------------- --------------------
                                       1995  1996  1997(1)  1996(1)     1997
                                       ----- ----- ------- ---------- ---------
  Net income from continuing
   operations......................... $34.4 $53.2  $65.6   $    16.4 $    18.3
  Interest expense on convertible
   subordinated notes, net of income
   taxes..............................   1.6   2.8    3.5         0.9       0.9
                                       ----- -----  -----   --------- ---------
                                       $36.0 $56.0  $69.1   $    17.3 $    19.2
                                       ===== =====  =====   ========= =========
  Weighted average number of
   shares outstanding for basic net
   income per share...................  43.0  46.4   50.9        48.8      52.8
  Dilution associated with outstanding
   stock options......................   0.5   0.7    0.9         0.6       1.5
  Conversion of convertible
   subordinated notes (94.73625 pro
   forma shares per $1,000 principal
   amount)............................   3.4   5.8    8.2         8.3       8.5
                                       ----- -----  -----   --------- ---------
  Weighted average number of shares
   outstanding for diluted net income
   per share..........................  46.9  52.9   60.0        57.7      62.8
                                       ===== =====  =====   ========= =========
  Basic net income per share from
   continuing operations.............. $0.80 $1.15  $1.29   $    0.34 $    0.35
                                       ===== =====  =====   ========= =========
  Diluted net income per share from
   continuing operations.............. $0.77 $1.06  $1.15   $    0.30 $    0.31
                                       ===== =====  =====   ========= =========

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(1) Pro forma combined financial data for the year ended September 30, 1997, and the three months ended December 31, 1996, contain the results of operations of Torrey prior to its acquisition by Horton.
(2) The pro forma combined per share information is computed by combining pro forma financial data for Horton and Continental and dividing by the pro forma Horton shares projected to be outstanding after the Merger, assuming that 2.25 shares of Horton Common Stock are exchanged for each share of Continental Common Stock outstanding.